Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen	Susan Berg
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-6594

For Immediate Release:

BioMarin Announces First Quarter 2007 Financial Results

Q1 2007 Results Driven by Improved Naglazyme Sales – Raising Guidance

Conference Call and Webcast to Be Held May 1 at 12:00 p.m. ET (18:00 CET)

Novato, Calif., April 30, 2007 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced financial results for its first quarter ended March 31, 2007. The net loss was $9.3 million ($0.10 per share) for the first quarter of 2007, compared to a net loss of $9.8 million ($0.13 per share) for the first quarter of 2006. The net loss during the first quarter of 2007 includes $3.6 million of non-cash stock compensation expense, compared to $1.7 million of non-cash stock compensation expense during the first quarter of 2006.

As of March 31, 2007, BioMarin had cash, cash equivalents, and short-term investments totaling $273.3 million. Including the proceeds from the public offering of senior subordinated convertible notes in April 2007, on a pro-forma basis, BioMarin had cash, cash equivalents, and short term investments totaling approximately $590 million.

“Strong Naglazyme sales are driving better than expected bottom-line results and fueling the development of our pipeline. Based on the upside to first quarter sales, we are increasing our Naglazyme sales expectations for 2007. We are also improving our net loss guidance due to higher interest income and slightly higher Naglazyme sales, partially offset by higher spending on preclinical and clinical development programs, as well as Kuvan launch preparation,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin.

Mr. Bienaimé continued, “We remain on track to submit the NDA for Kuvan by the end of this quarter and, assuming that we receive priority review, anticipate potential approval by the end of the year. We are also pleased that our expanded access program for Kuvan has been approved by the FDA, and physicians and patients representing more than 70 centers in the U.S. have responded with interest, which we believe bodes well for the potential launch of Kuvan. We also remain encouraged regarding the possible application of 6R-BH4 in treating cardiovascular disease and plan to conduct additional studies to further characterize the effect of BH4 in patients with endothelial dysfunction. Additionally, our recent convertible note offering has provided us with the financial flexibility to pursue growth opportunities that will further augment our pipeline and longer-term growth prospects.”

Product Sales

Net sales of Naglazyme® (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), were $18.4 million for the first quarter of 2007, compared to $16.3 million for the fourth quarter of 2006, representing a sequential increase of approximately 12.9 percent. Naglazyme net sales for the three months ended March 31, 2006 were $7.0 million. BioMarin is commercializing Naglazyme in the United States, Europe, and Latin America, and through distributors in other international markets.

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC increased by approximately 25.8 percent to $26.8 million for the first quarter of 2007, compared to $21.3 million in the first quarter of 2006. Aldurazyme net sales for the three months ended December 31, 2006 were $26.5 million. BioMarin's share of the profit of BioMarin/Genzyme LLC was $6.2 million for the first quarter of 2007, compared to a profit of $3.8 million for the first quarter of 2006.

Royalty and License Revenues

Royalty and license revenues for the first quarter of 2007 were $0.4 million, and include royalties on net product sales of the Orapred product line, including Orapred® (prednisolone sodium phosphate oral solution) and Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets). BioMarin expects to receive an additional milestone payment of $4.0 million on the first anniversary of FDA approval of Orapred ODT in June 2007.

Updated Financial Guidance

2007 Projected Net Product Sales

BioMarin estimates 2007 net sales of Naglazyme to be in the range of $76 million to $82 million from a previous range of $74 million to $78 million and 2007 sales of Aldurazyme by the joint venture to be in a range of $115 million to $125 million.

2007 Projected Net Loss

BioMarin estimates its GAAP net loss for the fiscal year ending December 31, 2007 to be in the range of $18 million to $23 million from a previous range of $20 million to $25 million. This includes approximately $16 million to $18 million in non-cash stock compensation expense. Additionally, the 2007 projected net loss includes the $4 million Orapred ODT milestone payment and a $15 million milestone payment from Merck Serono in the second half of 2007 for the acceptance of the MAA filing for Kuvan.

Update on 6R-BH4 Program for Cardiovascular Indications

Post-hoc sub-group analyses of the Phase 2 trial for uncontrolled hypertension revealed a greater effect of BH4 in patients with higher systolic blood pressure of >150 mm Hg than in patients with systolic blood pressure <150 mm Hg, with a within group p-value of 0.004. The placebo group did not show a difference when comparing placebo patients with greater or less than 150 mm Hg in systolic blood pressure. When comparing 6R-BH4 to placebo in patients with a mean systolic blood pressure of >150 mm Hg, the BH4 group had a mean systolic blood pressure reduction of 14.1 mm Hg, compared to a mean systolic blood pressure reduction of 5.9 mm Hg in the placebo group, a difference of 8.2 mm Hg that did not reach statistical significance with a p-value trend of 0.142. These are post-hoc analyses and can only help provide insights that will need to be confirmed in prospectively designed studies. In an effort to better understand the role of BH4 in treating endothelial dysfunction and cardiovascular disease, BioMarin plans to initiate two small exploratory studies in the second half of 2007:

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A double-blind placebo-controlled study to assess the effect of 6R-BH4 on endothelial dysfunction in approximately 40 subjects with more severe systolic hypertension (SBP >145 mm Hg) and with confirmed and significantly impaired endothelial function.

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A clinical study to assess the effect of co-administration of Vitamin C with 6R-BH4 on 6R-BH4 pharmacokinetics and efficacy in treating endothelial dysfunction in approximately 40 subjects with more severe hypertension (SBP >150 mm Hg) and significantly impaired endothelial function. Vitamin C can have a direct oxidation protective effect on BH4, and the level of Vitamin C in the formulation from the prior hypertension study was much higher than in the current 6R-BH4 formulation. We will assess whether this protective effect is meaningful in patients with cardiovascular disease.

After reviewing the results of the hypertension study in greater detail, a few additions have been made to the protocol for the ongoing Phase 2 trial for peripheral arterial disease. Measures of endothelial dysfunction and oxidative stress will be added to the protocol at several sites, and given the potential that increased Vitamin C might protect BH4 from oxidation in patients, co-administration of Vitamin C with BH4 or placebo will be added to half of the patients in the study.

A Phase 2 trial for sickle cell disease and an investigator-sponsored trial for pulmonary arterial hypertension are both expected to begin in the second quarter of 2007.

Update on Phenylase Program

Preclinical data demonstrates that Phenylase administered subcutaneously once weekly in PKU mice resulted in a sustained decrease in blood Phe to levels within a normal range for a 12-week period. BioMarin plans to file an IND by the end of 2007 and to be in the clinic in early 2008.

Anticipated Upcoming Milestones

•	Q207 – NDA filing for Kuvan

•	Q207 – Initiation of Phase 2 Trial of 6R-BH4 in sickle cell disease

•	Q207 – Initiation of investigator-sponsored trial of 6R-BH4 in pulmonary arterial hypertension

•	June 2007 – Initiation of Expanded Access Program for Kuvan for approximately 500 PKU patients in the U.S.

•	Q307 – MAA filing for Kuvan by Merck Serono

•	Q407 – IND filing for Phenylase

Upcoming Investor Conferences

•	May 8-10: Baird Growth Stock Conference – Chicago

•	May 14-15: Rodman & Renshaw 4th Annual Global Healthcare Conference – Monte Carlo

•	May 22- 24: Citigroup Healthcare Conference – New York City

•	May 30-June 1: Bank of America Healthcare Conference – Las Vegas

BioMarin will host a conference call and webcast to discuss first quarter 2007 financial results tomorrow, Tuesday, May 1, at 12:00 p.m. ET (18:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: May 1, 2007

Time: 12:00 p.m. ET (18:00 CET)

U.S. & Canada Toll-free Dial in #: 800.261.3417

International Dial in #: 617.614.3673

Participant Code: 47185129

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 96143665

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation. Investigational product candidates include Kuvan™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU), and 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of peripheral arterial disease. For additional information, please visit www.BMRN.com. Information on BioMarin's website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin's product Naglazyme and

BioMarin/Genzyme LLC’s product Aldurazyme; Alliant Pharmaceuticals’ commercialization of Orapred ODT; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of 6R-BH4 for other indications; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, and 6R-BH4 for other indications; actions by regulatory authorities, including actions related to Kuvan, and 6R-BH4 for other indications; and expectations regarding actions by Merck Serono related to filing the marketing authorization application for Kuvan. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in continuing commercialization of Naglazyme; our joint venture partner’s success in continuing the commercialization of Aldurazyme; Alliant Pharmaceuticals’ success in commercializing Orapred ODT; results and timing of current and planned preclinical studies and clinical trials; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred ODT; actual sales of Aldurazyme, Naglazyme and Orapred ODT; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2006 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 10-Q and Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin® and Naglazyme® are a registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

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BioMarin Pharmaceutical Inc. and BioMarin/Genzyme LLC

Net Product Sales of Aldurazyme and Naglazyme

For the Three Months Ended March 31, 2006 and 2007

(In millions, unaudited)

	Three Months Ended March 31,
	2006	2007
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$21.3	$26.8
Naglazyme	7.0	18.4

(1)	The company recognizes its 50% share of the net income of BioMarin/Genzyme LLC as Equity in the income of BioMarin/Genzyme LLC in the company’s consolidated statements of operations.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2006 and 2007

(In thousands, except for per share data, unaudited)

	Three Months Ended March 31,
	2006	2007
Revenues:
Net product sales	$8,979	18,334
Collaborative agreement revenues	4,514	4,147
Royalty and license revenues	319	357

Total revenues	13,812	22,838

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	1,722	4,117
Research and development	12,279	18,159
Selling, general and administrative	10,893	16,284
Amortization of acquired intangible assets	373	1,093

Total operating expenses	25,267	39,653

Loss from operations	(11,455)	(16,815)

Equity in the income of BioMarin/Genzyme LLC	3,800	6,163
Interest income	699	3,694
Interest expense	(2,824)	(2,335)

Net loss	$(9,780)	(9,293)

Net loss per share, basic and diluted	$(0.13)	(0.10)

Weighted average common shares outstanding, basic and diluted	74,963	94,557

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and March 31, 2007

(In thousands, except for share and per share data)

	December 31, 2006	March 31, 2007
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89,162	$98,331
Short-term investments	199,685	174,976
Accounts receivable, net	14,670	14,525
Advances to BioMarin/Genzyme LLC	1,596	814
Inventory	25,075	27,438
Other current assets	4,036	4,561

Total current assets	334,224	320,645
Investment in BioMarin/Genzyme LLC	31,457	31,619
Property, plant and equipment, net	55,466	56,487
Acquired intangible assets, net	11,655	10,563
Goodwill	21,262	21,262
Restricted cash	1,731	2,617
Other assets	7,641	6,571

Total assets	$463,436	$449,764

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$32,166	$24,889
Current portion of acquisition obligation, net of discount	6,787	6,786
Current portion of deferred revenue	7,092	7,154

Total current liabilities	46,045	38,829
Convertible debt	223,940	172,500
Long-term portion of acquisition obligation, net of discount	68,548	67,945
Deferred revenue, net of current portion	5,023	3,297
Other long-term liabilities	2,078	2,479

Total liabilities	345,634	285,050

Stockholders’ equity:
Common stock, $0.001 par value: 150,000,000 shares authorized; 91,725,528 and 95,607,422 shares issued and outstanding at December 31, 2006 and March 31, 2007, respectively	92	96
Additional paid-in capital	709,359	765,540
Accumulated other comprehensive loss	(25)	(5)
Accumulated deficit	(591,624)	(600,917)

Total stockholders’ equity	117,802	164,714

Total liabilities and stockholders’ equity	$463,436	$449,764

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